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Exhibit 4.2

STOCK OPTION
AWARD AGREEMENT UNDER
GEXA CORP.
2002 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

        THIS AGREEMENT is entered into effective this            day of                        , between Gexa Corp., a Texas corporation (herein called "Company"), and                        , a non-employee director of the Company (herein called "Grantee"), pursuant to the provisions of the Company's 2002 Non-Employee Director Stock Option Plan (herein called the "Plan"). The Plan provides that Grantee is eligible to participate as a Grantee under the Plan, and, to carry out its purposes, the Company has this day authorized the grant, pursuant to the Plan, of the option set forth below to Grantee.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties do hereby agree as follows:

        1.     Grant of Option. Subject to all of the terms, conditions and provisions of the Plan and of this Agreement, the Company hereby grants to Grantee an option ("Option") under the Plan pursuant to which Grantee shall have the right and option to purchase from the Company all or any part of an aggregate of            shares of the common stock of the Company, par value $0.01 per share ("Common Stock"), which shares shall consist of authorized but unissued shares or issued shares reacquired by the Company. Such Option is intended to be a non-qualified stock option for purposes of the Internal Revenue Code.

        2.     Option Price. The option or purchase price payable by Grantee to the Company on exercise of the Option shall be $            per share, being the fair market value of the Common Stock of the Company on this date (the "Grant Date") as determined according to the Plan. Upon exercise of the Option, the Grantee shall pay to the Company, in full, the option price for the shares of Common Stock issuable pursuant to such exercise with cash or Common Stock or as otherwise provided in the Plan.

        3.     Vesting. The Grantee shall be eligible to exercise the Option, as follows:

Vesting Date	Number Of Shares Purchasable
After date of grant until	0%
On and after until	50%
On and after	100%

        4.     Exercise Period. The Option shall become first exercisable according to the terms of Section 3 hereof. Any portion of the Option, which remains unexercised on the fifth anniversary of the Grant Date shall expire. The Option may be exercised only if the Common Stock or other securities issuable upon such exercise are duly registered under the Securities Act of 1933 and applicable state securities laws, or unless the issuance is exempt from such registration.

        5.     Termination. Grantee acknowledges that neither the grant of options nor the execution of this Agreement by the Company shall be interpreted or construed as imposing upon the Company an obligation to retain his or her services as a director for any stated period of time. Notwithstanding anything in this Agreement to the contrary, if the Grantee ceases to be a director of the Company for any reason during the one-year period ended                        , then the Option will be proportionately reduced based on the number of months during such one-year period that the Grantee did not serve as a director of the Company.

        6.     Grantee's Agreement. Grantee expressly and specifically agrees that with respect to the calendar year in which any portion of the Option is exercised, the Grantee shall include in his gross income for federal income tax purposes the amount, if any, by which the fair market value (as determined under the Plan) of the stock issuable on the date of exercise exceeds the option price

        7.     Other Terms, Conditions and Provisions. As previously provided, the Option herein granted by the Company to Grantee is granted subject to all of the terms, conditions and provisions of the Plan. Grantee hereby acknowledges receipt of a copy of the Plan and the parties agree that the entire text of such Plan be, and it is, hereby incorporated herein by reference as fully as if copied herein in full. Reference to such Plan is therefore made for a full description of the rights and methods of exercise of the Option, the adjustments to be made in the event of changes in the capital structure of the Company, and of all of the other provisions, terms and conditions of the Plan applicable to the Option granted herein. If any of the provisions of this Agreement shall vary from or be in conflict with the Plan, the provisions of the Plan shall be controlling.

        8.     Non-Transferability. The Option granted hereunder is not transferable or assignable by Grantee except as set forth in the Plan.

        IN WITNESS WHEREOF, this Agreement is executed and entered into effective on the day and year first above expressed.

GEXA CORP.
By:
Title:
GRANTEE:

Name:

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  Exhibit 4.2
STOCK OPTION AWARD AGREEMENT UNDER GEXA CORP. 2002 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN